Exhibit 99.1

Hyperscale Data Announces Preliminary Q2 2025 Revenue of $25.8 Million, Up 45% Year-over-Year

Company Reaffirms Full-Year Revenue Guidance of $125–$135 Million; Over $20 Million of Debt Reduced in 2025

LAS VEGAS--(BUSINESS WIRE) – July 17, 2025 – Hyperscale Data, Inc. (NYSE American: GPUS), a diversified holding company (“Hyperscale Data” or the “Company”), today announced preliminary revenue of $25.8 million for the second quarter of 2025, a 45% increase compared to $17.8 million in the prior-year period. Preliminary revenue for the six months ended June 30, 2025 totaled $50.8 million. The Company reaffirms the revenue guidance for the full fiscal year ending December 31, 2025 of $125 to $135 million.

Strategic Business Highlights and Growth Drivers:

•	Accelerating Revenue Momentum – Growth in the second quarter was led by commercial lending and trading activity through Ault Lending, LLC, greater demand for TurnOnGreen, Inc.’s electronic power solutions and improved performance by the hotel assets held by Ault Global Real Estate Equities, Inc.

•	Strengthened Balance Sheet – The Company has reduced debt by over $20 million year-to-date, enhancing liquidity as Hyperscale Data prepares to advance the development of its 617,000 square-foot facility in Michigan that the Company believes will become a premier artificial intelligence (“AI”) data center.

•	High-Margin Software Expansion – Ongoing development of blockchain infrastructure, tokenization platforms and decentralized applications is anticipated to generate recurring, high-margin revenue beginning in late 2025.

•	Scaling Digital Asset Mining Infrastructure –Sentinum, Inc. (“Sentinum”) recently entered a hosting agreement with a Montana-based service provider to expand mining operations and infrastructure access.

•	Fintech Recovery Underway – Fintech platforms rebounded in the second quarter of 2025 after a challenging 2024, with new AI-powered features under development for future lending and trading applications.

•	Reconsolidation of Gresham Worldwide – Gresham Worldwide, Inc. (“Gresham Worldwide”) is expected to emerge from Chapter 11 bankruptcy proceedings as a subsidiary of the Company by October 1, 2025, at which point Hyperscale Data anticipates reconsolidating its financial results. Gresham Worldwide is projected to contribute approximately $10 million of revenue in the fourth quarter of 2025. If the reconsolidation of Gresham Worldwide had occurred on January 1, 2025, on a pro forma basis, a non-GAAP financial measure, this reconsolidation would have been expected to increase the Company’s annualized revenue for 2025 by approximately $40 million.

Assuming that the anticipated reconsolidation occurs on or before October 1, 2025, Hyperscale Data expects its full-year 2025 GAAP basis revenue guidance to be within the range of $125 million to $135 million.  The table below presents a non-GAAP pro forma view of Hyperscale Data’s potential 2025 revenue, assuming Gresham had been consolidated as of January 1, 2025:

Revenue Guidance	Low End	High End
Revenue guidance	$115,000,000	$125,000,000
Pro forma annualized contribution from Gresham Worldwide	40,000,000	40,000,000
Pro forma total revenue	$155,000,000	$165,000,000

“This quarter reflects the importance of strategic focus,” said William B. Horne, CEO of Hyperscale Data. “We are growing revenue, reducing debt and building a foundation for scalable, high-margin software to become a core pillar of our business. Gresham Worldwide’s return is expected to significantly enhance our revenue profile going forward.”

The revenue figures reported are preliminary and unaudited. Final results will be included in the Company’s quarterly report on Form 10-Q for the quarter ended June 20, 2025, which is expected to be filed with the SEC on or before the required deadline.

For more information on Hyperscale Data and its subsidiaries, Hyperscale Data recommends that stockholders, investors, and any other interested parties read Hyperscale Data’s public filings and press releases available under the Investor Relations section at hyperscaledata.com or available at www.sec.gov.

About Hyperscale Data, Inc.

Through its wholly owned subsidiary Sentinum, Hyperscale Data owns and operates a data center at which it mines digital assets and offers colocation and hosting services for the emerging AI ecosystems and other industries. Hyperscale Data’s other wholly owned subsidiary, Ault Capital Group, Inc. (“ACG”), is a diversified holding company pursuing growth by acquiring undervalued businesses and disruptive technologies with a global impact.

Hyperscale Data currently expects to divest itself of ACG (the “Divestiture”) on or about December 31, 2025, though there can be no assurance that the Divestiture will be completed during 2025. Upon the occurrence of the Divestiture, the Company would solely be an owner and operator of data centers to support high-performance computing services, though it may at that time continue to operate in the digital asset space as described in the Company’s filings with the SEC. Until the Divestiture occurs, the Company will continue to provide, through ACG and its wholly and majority-owned subsidiaries and strategic investments, mission-critical products that support a diverse range of industries, including an AI software platform, social gaming platform, equipment rental services, defense/aerospace, industrial, automotive, medical/biopharma and hotel operations. In addition, ACG is actively engaged in private credit and structured finance through a licensed lending subsidiary. Hyperscale Data’s headquarters are located at 11411 Southern Highlands Parkway, Suite 190, Las Vegas, NV 89141.

On December 23, 2024, the Company issued one million (1,000,000) shares of a newly designated Series F Exchangeable Preferred Stock (the “Series F Preferred Stock”) to all common stockholders and holders of the Series C Convertible Preferred Stock on an as-converted basis. The Divestiture will occur through the voluntary exchange of the Series F Preferred Stock for shares of Class A Common Stock and Class B Common Stock of ACG (collectively, the “ACG Shares”). The Company reminds its stockholders that only those holders of the Series F Preferred Stock who agree to surrender such shares, and do not properly withdraw such surrender, in the exchange offer through which the Divestiture will occur, will be entitled to receive the ACG Shares and consequently be stockholders of ACG upon the occurrence of the Divestiture.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements generally include statements that are predictive in nature and depend upon or refer to future events or conditions, and include words such as “believes,” “plans,” “anticipates,” “projects,” “estimates,” “expects,” “intends,” “strategy,” “future,” “opportunity,” “may,” “will,” “should,” “could,” “potential,” or similar expressions. Statements that are not historical facts are forward-looking statements. Forward-looking statements are based on current beliefs and assumptions that are subject to risks and uncertainties.

Forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update any of them publicly in light of new information or future events. Actual results could differ materially from those contained in any forward-looking statement as a result of various factors. More information, including potential risk factors, that could affect the Company’s business and financial results are included in the Company’s filings with the U.S. Securities and Exchange Commission, including, but not limited to, the Company’s Forms 10-K, 10-Q and 8- K. All filings are available at www.sec.gov and on the Company’s website at hyperscaledata.com.

Hyperscale Data Investor Contact:

IR@hyperscaledata.com or 1-888-753-2235